Exhibit 10.20

STRONGBRIDGE BIOPHARMA plc

2017 INDUCEMENT PLAN

STOCK OPTION AWARD

Strongbridge Biopharma plc (the “Company”) has granted you a Stock Option (the “Option”) under the 2017 Inducement Plan (the “Plan”).  The terms of the grant are set forth in the Stock Option Award Agreement provided to you (the “Agreement”).  The following provides a summary of the key terms of the grant; however, you should read the entire Agreement, along with the terms of the Plan, to fully understand the grant.

SUMMARY OF STOCK OPTION AWARD

Grantee:	[name]
Date of Grant:	[date]
Vesting Schedule:

25% of the Option vesting on the one-year anniversary of the Date of Grant; the remaining 75% of the Option vesting in 12 equal, quarterly installments after the one-year anniversary of the Date of Grant (provided employee is employed by the Company on each vesting date)

Exercise Price Per Share:	$[_____]
Total Number Shares Subject to the Option:	[_____]
Term/Expiration Date:	[date]

STRONGBRIDGE BIOPHARMA plc

2017 INDUCEMENT PLAN

STOCK OPTION AWARD AGREEMENT

This STOCK OPTION AWARD AGREEMENT (the “Agreement”), dated as of [date] (the “Date of Grant”), is delivered by Strongbridge Biopharma plc (the “Company”) to [name] (the “Grantee”).

RECITALS

A.The 2017 Inducement Plan (the “Plan”) provides for the grant of options to purchase shares of common stock of the Company (“Company Stock”). The Company has decided to make a stock option award as a material inducement to the Grantee to enter into employment with the Company (or its parent or subsidiary, as applicable) (the “Employer”). Capitalized terms that are used but not defined herein shall have the respective meanings accorded to such terms in the Plan.

B.The Plan is administered and interpreted by a committee (the “Committee”) composed of at least two members designated by the Board of Directors of the Company (the “Board”).

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

1. Grant of Option.  Subject to the terms and conditions set forth in this Agreement and in the Plan, the Company hereby grants to the Grantee a Stock Option (the “Option”) to purchase [_____] shares of Company Stock at an exercise price of $[_____] per share.

2. Vesting.  The Option shall become vested and exercisable, according to the following vesting schedule, if the Grantee continues to be employed by, or provide service to, the Employer from the Date of Grant until the applicable vesting date:

Vesting Date	% of Option Vested
25% of the Option vesting on the one-year anniversary of the Date of Grant (provided employee is employed by the Company on each vesting date)	25%
the remaining 75% of the Option vesting in 12 equal, quarterly installments after the one-year anniversary of the Date of Grant (provided employee is employed by the Company on each vesting date)	75%

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The vesting of the Option shall be cumulative, but shall not exceed 100% of the shares subject to the Option granted above.  If the foregoing schedule would produce fractional shares, the portion of the Option that vests shall be rounded down to the nearest whole share.

3. Term of Option.

(a) The Option shall have a term of ten (10) years from the Date of Grant and shall terminate at the expiration of that period, unless it is terminated at an earlier date pursuant to the provisions of this Agreement or the Plan.

(b) Unless a later termination date is provided for in a Company-sponsored plan, policy or arrangement, or any agreement to which the Employer is a party, the Option shall automatically terminate upon the happening of the first of the following events:

(i) The expiration of the ninety (90) day period after the Grantee ceases to be employed by, or provide service to, the Employer, if the termination is for any reason other than Disability (as defined in the Plan), death or Cause (as defined in the Plan).

(ii) The expiration of the one (1) year period after the Grantee ceases to be employed by, or provide service to, the Employer on account of the Grantee’s Disability.

(iii) The expiration of the one (1) year period after the Grantee ceases to be employed by, or provide service to, the Employer, if the Grantee dies (x) while employed by, or providing service to, the Employer or (y) within ninety (90) days after the Grantee ceases to be so employed or provide such services on account of a termination described in subparagraph (i) above.

(iv) The date on which the Grantee ceases to be employed by, or provide service to, the Employer on account of a termination by the Employer for Cause.  In addition, notwithstanding the prior provisions of this Paragraph 3, if the Committee determines that the Grantee has engaged in conduct that constitutes Cause at any time while the Grantee is employed by, or providing service to, the Employer or after the Grantee’s termination of employment or service, any Option held by the Grantee shall immediately terminate, and the Grantee shall automatically forfeit all shares underlying any exercised portion of an Option for which the Company has not yet delivered the share certificates, upon refund by the Company of the Exercise Price paid by the Grantee for such shares.

Notwithstanding the foregoing, in no event may the Option be exercised after the date that is immediately before the tenth anniversary of the Date of Grant.  Any portion of the Option that is not vested and exercisable at the time the Grantee ceases to be employed by, or provide service to, the Employer shall immediately terminate.

4. Exercise Procedures

(a) Subject to the provisions of Paragraphs 2 and 3 above, the Grantee may exercise part or all of the vested Option by delivering a written notice of exercise to the Company in the manner provided in this Agreement, specifying the number of shares of Company Stock as to which the Option is to be exercised.  The Grantee shall pay the Exercise Price (i) in cash, (ii) by

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delivering shares of Company Stock owned by the Grantee (including Company Stock acquired in connection with the exercise of an Option, subject to such restrictions as the Committee deems appropriate) and having a Fair Market Value (as defined in the Plan) on the date of exercise equal to the Exercise Price or by attestation (on a form prescribed by the Committee) to ownership of shares of Company Stock having a Fair Market Value on the date of exercise equal to the Exercise Price; (iii) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board; or (iv) by such other method as the Committee may approve.  In addition, the Grantee may elect to settle the Option on a “net basis” by taking delivery of the number of Company Stock equal to Fair Market Value of the shares subject to any Option less the exercise price, any tax (or governmental obligation) or other administration fees due. The Company may impose from time to time such limitations as it deems appropriate on the use of shares of Company Stock to exercise the Option.

(b) The obligation of the Company to deliver shares of Company Stock upon exercise of the Option shall be subject to all applicable laws, rules, and regulations and such approvals by governmental agencies as may be deemed appropriate by the Company, including such actions as Company counsel shall deem necessary or appropriate to comply with relevant securities laws and regulations.  The Company may require that the Grantee (or other person exercising the Option after the Grantee’s death) represent that the Grantee is purchasing shares of Company Stock for the Grantee’s own account and not with a view to or for sale in connection with any distribution of the shares of Company Stock, or such other representation as the Company deems appropriate.

(c) All obligations of the Company under this Agreement shall be subject to the rights of the Company as set forth in the Plan to withhold amounts required to be withheld for any taxes, if applicable.  The Grantee may elect to satisfy any tax withholding obligation of the Company with respect to the Option by having shares of Company Stock withheld up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities.

5. Change of Control.  Upon a Change of Control (as defined in the Plan), the Option shall automatically accelerate and become fully vested and exercisable, provided that the Grantee is employed by, or providing service to, the Employer on the date of such Change of Control.

6. Restrictions on Exercise.  Except as the Company may otherwise permit pursuant to the Plan, only the Grantee may exercise rights under the Option during the Grantee’s lifetime and, after the Grantee’s death, the Option shall be exercisable (subject to the limitations specified in the Plan) solely by the personal representative or other person entitled to succeed to the rights of the Grantee, or by the person who acquires the right to exercise the Option by will or by the laws of descent and distribution, or if permitted in any case by the Committee, pursuant to a domestic relations order or otherwise as permitted by the Committee, to the extent that the Option is vested and exercisable pursuant to this Agreement. Any such successor must furnish proof satisfactory to the Company of his or her right to receive the Option under the Grantee’s will or under the applicable laws of descent and distribution.

7. Adjustments. The provisions of the Plan applicable to Adjustments (as described in Section 4 of the Plan) shall apply to the Option.

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8. Grant Subject to Plan Provisions.  This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan.  The grant and exercise of the Option are subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) rights and obligations with respect to withholding taxes, (ii) the registration, qualification or listing of the shares of Company Stock, (iii) changes in capitalization of the Company and (iv) other requirements of applicable law.  The Committee shall have the authority to interpret and construe the Option pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.

9. No Employment or Other Rights.  The grant of the Option shall not confer upon the Grantee any right to be retained by or in the employ or service of the Company and shall not interfere in any way with the right of the Company to terminate the Grantee’s employment or service at any time.  The right of the Company to terminate at will the Grantee’s employment or service at any time for any reason is specifically reserved.

10. No Shareholder Rights.  Neither the Grantee, nor any person entitled to exercise the Grantee’s rights in the event of the Grantee’s death, shall have any of the rights and privileges of a shareholder with respect to the shares of Company Stock subject to the Option, until certificates for shares of Company Stock have been issued upon the exercise of the Option.

11. Assignment and Transfers.  Except as the Committee may otherwise permit pursuant to the Plan, the rights and interests of the Grantee under this Agreement may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Grantee, by will or by the laws of descent and distribution or if permitted in any specific case by the Committee, pursuant to a domestic relations order or otherwise as permitted by the Committee. In the event of any attempt by the Grantee to alienate, assign, pledge, hypothecate, or otherwise dispose of the Option or any right hereunder, except as provided for in this Agreement, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Option by notice to the Grantee, and the Option and all rights hereunder shall thereupon become null and void.  The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates.  This Agreement may be assigned by the Company without the Grantee’s consent.

12. Applicable Law.  The validity, construction, interpretation and effect of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof.

13. Notice.  Any notice to the Company provided for in this Agreement shall be addressed to the Company in care of the Committee, and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll of the Company, or to such other address as the Grantee may designate to the Company in writing.

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IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Agreement, and the Grantee has executed this Agreement, effective as of the Date of Grant.

Strongbridge Biopharma plc:

By:Name: Matthew Pauls

Title: Chief Executive Officer

I hereby accept the Option described in this Agreement, and I agree to be bound by the terms of the Plan and this Agreement.  I hereby further agree that all the decisions and determinations of the Committee shall be final and binding.

Grantee:

Name:  [name]

Date:

(Signature Page to Stock Option Award Agreement)